FIRST AMENDMENT TO SUBADVISORY AGREEMENT

This first amendment (“Amendment”) to the Subadvisory Agreement (the “Agreement”) dated as of April 17, 2023, by and between Aristotle Capital Management, LLC and Aristotle Investment Services, LLC (together, the “Parties”) is effective as of October 23, 2023.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect an updated list of Funds; and,
WHEREAS, Section 19(f) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.Exhibit A of the Agreement is hereby deleted and replaced in its entirety by Exhibit A attached hereto.
3.Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

ARISTOTLE CAPITAL    ARISTOTLE INVESTMENT
MANAGEMENT, LLC    SERVICES, LLC

By:	/s/ Richard Schweitzer	By:	/s/ Kim St. Hilaire
Name:	Richard Schweitzer	Name:	Kim St. Hilaire
Title:	Chief Financial Officer, Chief Operating Officer	Title:	Chief Operating Officer
Date:	10/17/2023	Date:	10/17/2023

Exhibit A

ARISTOTLE FUNDS SERIES TRUST FEE SCHEDULE
Effective: October 23, 2023

Fund: Aristotle Value Equity Fund

The Investment Adviser will pay to the Subadviser a monthly fee for its services for the above noted Fund based on the annual percentage of the average daily net assets of the Fund pursuant to the following schedule:

Rate%
0.25%

If the Subadviser provides services for less than a whole month, fees shall be prorated for the portion of a month in which the Agreement is effective.

Fund: Aristotle International Equity Fund

The Investment Adviser will pay to the Subadviser a monthly fee for its services for the above noted Fund based on the annual percentage of the average daily net assets of the Fund pursuant to the following schedule:

Rate%
0.35%

If the Subadviser provides services for less than a whole month, fees shall be prorated for the portion of a month in which the Agreement is effective.

Fund: Aristotle/Saul Global Equity Fund

The Investment Adviser will pay to the Subadviser a monthly fee for its services for the above noted Fund based on the annual percentage of the average daily net assets of the Fund pursuant to the following schedule:

Rate%
0.31%

If the Subadviser provides services for less than a whole month, fees shall be prorated for the portion of a month in which the Agreement is effective.

A-1